    As filed with the Securities and Exchange Commission on October 30, 1996.
                                                Registration No. 33-________.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                           SWISHER INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                     Nevada
         (State or other jurisdiction of incorporation or organization)

                                   56-1541396
                      (I.R.S. Employer Identification No.)

                               6849 Fairview Road
                         Charlotte, North Carolina 28210
                             Telephone: 704/364-7707
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Patrick Swisher
                               6849 Fairview Road
                         Charlotte, North Carolina 28210
                             Telephone: 704/364-7707
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:
                               David C. Roos, Esq.
                     Berliner Zisser Walter & Gallegos, P.C.
                         Suite 4700, 1700 Lincoln Street
                             Denver, Colorado 80203
                             Telephone: 303/830-1700
                                 ---------------
          Approximate date of commencement of proposed sale to public:
   As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
       Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
    Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                       CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                                             Proposed
                                                                           Proposed           maximum
               TITLE OF EACH CLASS OF                  Amount to       maximum offering      aggregate        Amount of
            SECURITIES TO BE REGISTERED             to be registered  price per unit(1)  offering price(1) registration fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock........................................      291,600           $ 5.00          $ 1,458,000       $ 442.00
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                                 ---------------
       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                           SWISHER INTERNATIONAL, INC.

                 CROSS REFERENCE SHEET BETWEEN ITEMS OF FORM S-3
                                 AND PROSPECTUS

         ITEM IN FORM S-3                                              LOCATION IN PROSPECTUS
         ----------------                                              ----------------------
 1.     Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus...........................      Facing Page; Cross Reference Sheet;
                                                                       Outside Front Cover Page.
 2.     Inside Front and Outside Back
        Cover Pages of Prospectus................................      Inside Front Cover Page; Outside Back
                                                                       Cover Page.
 3.     Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............................      Prospectus Summary; Risk Factors.
 4.     Use of Proceeds..........................................      Prospectus Summary; Use of Proceeds.
 5.     Determination of Offering Price..........................      Outside Front Cover Page; Plan of
                                                                       Distribution.
 6.     Dilution.................................................      Not Applicable.
 7.     Selling Security Holders.................................      Selling Shareholders.
 8.     Plan of Distribution.....................................      Plan of Distribution.
 9.     Description of Securities to be Registered...............      Outside Front Cover Page; Capitalization;
                                                                       Description of Capital Stock.
10.     Interests of Named Experts and Counsel...................      Legal Matters; Experts.
11.     Material Changes.........................................      Not Applicable.
12.     Incorporation of Certain Information by Reference........      Incorporation of Certain Information by
                                                                       Reference
13.     Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities...........      Not Applicable.


PROSPECTUS


                  SUBJECT TO COMPLETION, DATED OCTOBER 30, 1996


                                     291,600 SHARES
[SWISHER LOGO] (R)

                                 SWISHER INTERNATIONAL, INC.


                                       COMMON STOCK


         All of the shares of Common Stock offered hereby will be sold by Professional Carpet Systems, Inc., Old Dixie Supply Company and Armand Investment Corporation (the "Selling Shareholders"). Swisher International, Inc. (the "Company") will not receive any of the proceeds from the sale of shares by the Selling Shareholders and the Company has agreed to pay the expenses of registering the shares of Common Stock offered hereby estimated at $9,000. See "Selling Shareholders."

         The Selling Shareholders have advised the Company that they intend to sell the shares of Common Stock offered hereby as principal for their own account from time to time in the over-the-counter market, in privately negotiated sales or in other markets at prices prevailing at the time of sale. The Registration Statement of which this Prospectus forms a part must be current at the time the Selling Shareholders sell shares of Common Stock. See "Plan of Distribution."

         On October 14, 1996, the closing bid price of the Common Stock was $5.00 per share. See "Price Range of Common Stock." The Company's Common Stock is traded on the Nasdaq National Market(R) under the symbol "SWSH".


                             ----------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS.ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                             ----------------------



                THE DATE OF THIS PROSPECTUS IS ____________, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission, a registration statement (together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. Any statements contained herein concerning the provisions of any document are not necessarily complete and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's annual report on Form 10-K filed on February 13, 1996, as amended on February 28, 1996, for the fiscal year ended October 31, 1995; quarterly reports on Form 10-Q filed on March 18, 1996 and June 13, 1996 for the quarters ended January 31, 1996 and April 30, 1996 respectively; Current Reports on Form 8-K filed on April 1, 1996 and August 9, 1996, as amended by Form 8-K/A1 filed on October 14, 1996; Proxy Statement filed on April 22, 1996 for the Annual Meeting of Shareholders held on May 10, 1996; and Form 8-A filed on September 19, 1995, all of which were filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference into this Prospectus. The description of the Company's capital stock contained in the Company's Form 8-A filed February 23, 1993, which Form 8-A incorporated by reference the description of the Company's capital stock contained in the Company's Registration Statement on Form S-1 (S.E.C. File No. 33-58320) initially filed with the Commission on February 18, 1993, both of which were declared effective on April 21, 1993 pursuant to the Exchange Act and Securities Act, respectively, is hereby incorporated by reference into this Prospectus.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, other than exhibits to such documents. Requests for such copies should be directed to Patrick L. Swisher, Swisher International, Inc., 6849 Fairview Road, Charlotte, North Carolina 28210,
Telephone: (704) 362-7707.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. See "Risk Factors" for information prospective investors should consider.

                                   THE COMPANY
         Swisher International, Inc. and its wholly-owned subsidiaries (collectively, the "Company") are engaged in the sale of a combination of hygiene services and products, principally through franchises, to a broad spectrum of businesses throughout the United States. An estimated 23,000 accounts, including restaurants, retail stores, manufacturers, commercial office buildings, health and child care facilities, schools, military bases and hotels, now use the Company's hygiene services and products. The Company offers its hygiene services and products nationally through 97 hygiene franchises and in portions of the states of North Carolina, Florida, Texas and Oklahoma through wholly owned subsidiaries. The Company offers a selection of hygiene services and products such as restroom sanitization, anti-bacterial and degreasing handsoap, flying insect control, air sanitizers and biological greasetrap and drain line cleaners. The Company is an approved vendor for such national accounts as Burger King, Wendy's, Hardee's, J.C. Penny's, Sears and K-Mart. In February 1994, Swisher Maids, Inc., a wholly-owned subsidiary of the Company ("Swisher Maids"), began operating a home-cleaning business in Charlotte, North Carolina, in order to prepare for the introduction of a home-cleaning franchise marketing program. Swisher Maids has sold a total of 13 home-cleaning franchises, ten of which have established operations. Swisher Maids also operates five corporate-owned home-cleaning franchises.

         On July 30, 1996, the Company acquired substantially all of the assets and business operations of Surface Doctor, a provider of bath and kitchen restoration services, from Professional Carpet Systems, Inc. ("PCS") and Old Dixie Supply Company ("ODS"). Surface Doctor has provided on-site bath and kitchen restoration services since November 1993. Surface Doctor currently operates through approximately 100 domestic franchises and nine international franchises. The Surface Doctor business will be conducted through a wholly-owned subsidiary of the Company.

         The principal sources of the Company's revenues are initial franchise fees, product sales, royalties, service fees, marketing fees, interest income from franchise operations and hygiene services provided by the Company's operating subsidiaries. As part of its franchise marketing program, the Company provides a broad range of support services to its franchisees, including maintaining a toll-free number for customer service scheduling and support, preparing invoices for its franchisees, collecting and disbursing payments on charge accounts, and preparing business summaries and monthly financial statements. The Company also provides services such as training, sales and service support and volume pricing on products and supplies.

                                  THE OFFERING

Common Stock offered by the Selling Shareholders....   291,600 shares
Common Stock outstanding............................   1,935,839 shares
Use of proceeds.....................................   The shares of Common Stock are being offered by the
                                                       Selling Shareholders, and the Company will not receive
                                                       any proceeds from the sale of the shares offered hereby.
Nasdaq National Market(R) symbol....................   SWSH

                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED                      NINE MONTHS
                                                          OCTOBER 31,                    ENDED JULY 31,
                                             ------------------------------------     -------------------
                                                 1995          1994       1993          1996         1995
                                             -----------   ----------- ----------     --------     ------
STATEMENTS OF OPERATIONS DATA:
Revenues..................................    $   7,963    $   5,978    $   4,769     $ 7,472     $  5,882
Income before taxes and
  other revenues and expenses.............          622          542          988         503          471
Net income ...............................          376          333          618         353          287
Net income per share......................    $     .20    $     .17    $     .37     $   .19     $    .15
Weighted average shares outstanding.......        1,904        2,015        1,686       1,853        1,963



                                              JULY 31,           OCTOBER 31,
                                                1996                 1995
                                             ----------           --------
BALANCE SHEET DATA:
Working capital......................          $1,727            $   2,144
Total assets.........................           9,611                7,958
Shareholders' equity................            5,763                4,485

         The Company was formed in 1986 and was reincorporated as a Nevada corporation in 1993. Its principal executive offices are located at 6849 Fairview Road, Charlotte, North Carolina 28210, and its telephone number is
(704) 364-7707.

                                  RISK FACTORS

         In evaluating the Company's business, prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus.

         Dependence on Performance of Franchisees. The Company derived approximately 63%, 57% and 47% of its revenues in the 1995, 1994 and 1993 fiscal years, respectively, from annuity revenues. Annuity revenues consist of product sales, royalties and marketing fees paid by franchisees. Likewise, during the six months ended April 30, 1996 and 1995, the Company derived approximately 63% and 59%, respectively, of its revenues from such sources. Royalties and marketing fees are calculated based on a percentage of gross revenues or sales generated by the franchisee. Although franchisees generate a portion of their gross revenues from national accounts secured by the Company, the generation of a majority of gross revenues is directly dependent upon the franchisee's own marketing efforts. While the Company's franchise support and marketing services are intended to maximize the marketing results obtained by the franchisee, there is no assurance that marketing undertaken by franchisees will be successful or result in any increase in gross revenues or sales. The Company will be dependent upon revenues from product sales to franchisees and revenues from royalties, marketing fees and service fees for the foreseeable future.

         Reliance on Franchise Sales. During the fiscal years ended October 31, 1995, 1994 and 1993, initial franchise fees charged to franchisees accounted for approximately 11%, 20% and 27%, respectively, of the Company's revenues. During the six months ended April 30, 1996, initial franchise fees accounted for approximately 6% of the Company's revenues. As the number of Company franchises has increased, the Company's dependence on new franchise sales has declined. However, the Company's continued growth and profitability will continue to depend, in part, upon sales of new franchises. The Company's ability to sell franchises is impacted by a number of factors including, among others, the financial and operating performance of its present franchisees, availability of qualified franchise candidates, variations in operating costs such as wages for hourly employees, competition and general economic conditions. There can be no assurance the Company will continue to sell franchises at historical levels. A decline in franchise sales may have an adverse impact on the Company's operations.

         Risk of Financing Franchise Fees. The Company often times finances all or a portion of the initial franchise fee payable in connection with the purchase of a franchise. The Company qualifies each franchisee to whom financing may be provided, and generally receives a security interest in the franchise rights, equipment, accounts receivable and inventory of the franchise to secure the amount financed. For so long as the Company continues to finance new franchise sales, the Company will be exposed to a risk of defaults or delinquencies in payments. A significant rate of defaults or delinquencies would likely have a material adverse effect on the Company's operating results and financial condition.

         Risk of Franchise Termination. Should franchisees fail to comply with the terms of their franchise agreements, the Company may obtain ownership of franchises which the Company would then be required to operate and/or remarket. The Company currently owns and operates a total of eight franchises which were acquired from certain franchisees. The Company is subject to a number of risks and competitive factors with respect to Company- owned franchises, and there can be no assurance the Company will be successful in operating or remarketing franchises. The Company is currently involved in litigation with one of its former Swisher Maids franchisees. The franchisee ceased operation of his franchise in October 1995, and the Company commenced a civil action against the franchisee seeking damages for breach of contract. The franchisee has commenced his own action against the Company which asserts fraud, negligent misrepresentation and related claims and seeks damages in excess of $150,000. The Company has answered the complaint and has asserted counterclaims for breach of contract, interference with contract and unfair trade practices. Although the Company intends to vigorously defend this action, there can be no assurance that disputes with franchisees will not have an adverse affect on the Company's financial condition or operating results.

         Acquisition Strategy. The Company completed the acquisition of Surface Doctor as of July 1, 1996 as part of the Company's strategy for expanding the Company's operations, realizing certain efficiencies and economies of scale, and improving the Company's profitability. Acquisitions typically require investment of operational and financial resources, integration of dissimilar operations, assimilation of new employees, diversion of management time and resources, increases in administrative costs, and additional costs associated with debt or equity financing. There can be no assurance that the acquisition of Surface Doctor or any future acquisition by the Company will not have an adverse effect on the Company's results of operations or result in dilution to the existing shareholders. See "Surface Doctor."

         Key Employee. The Company's success depends to a significant extent upon the continued efforts of Patrick L. Swisher, its President and Chief Executive Officer. The Company maintains a key-man life insurance policy of $500,000 on the life of Mr. Swisher. The loss of the services of Mr. Swisher could have a material adverse effect on the Company. Mr. Swisher has entered into an employment agreement with the Company that includes noncompetition and nondisclosure provisions. The Company's future success will depend in part upon its continuing ability to attract and retain highly qualified personnel to manage the future growth of the Company.

         Competition. The sale of franchise businesses is highly competitive. In marketing its franchises, the Company must compete with a rapidly growing number of large, well-capitalized organizations which sell franchises on a regional or national basis. Many of these firms have significantly greater financial, marketing and personnel resources than the Company. There is no assurance the Company will continue to compete successfully for qualified franchise candidates.

         Control by Existing Shareholders. The Company's executive officers and directors, in the aggregate, beneficially own approximately 44% of the Company's outstanding shares of Common Stock, assuming no exercise of their currently exercisable options to purchase the Company's Common Stock and without giving effect to the sale of the shares offered hereby. These shareholders, if acting together, are currently able to effectively control most matters requiring approval by the shareholders of the Company, including the election of directors. The voting power of these shareholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company.

         Ability to Issue Preferred Stock. The Company's Articles of Incorporation authorize the issuance of up to 1,500,000 shares of Preferred Stock. The Preferred Stock may be issued in series with the material terms of any series determined by the Board of Directors. Such material provisions would likely include dividend rights, conversion features, voting rights, redemption rights and liquidation preferences. The Company does not currently anticipate that it will issue any Preferred Stock. However, if the Company does issue any series of Preferred Stock in the future, it is likely that such shares will have dividend privileges and liquidation preferences superior to those of the Common Stock. Further, the Preferred Stock may be issued with voting, conversion or other terms determined by the Board of Directors which could be used to delay, discourage or prevent a change in control of the Company. Such terms could include, among other things, dividend payment requirements, redemption provisions, preferences as to dividends and distributions and preferential voting rights.

         Shares Eligible for Future Sale. Sales of a substantial number of shares of the Company's Common Stock in the public market could adversely affect the market price of the Common Stock. In addition to the shares offered by Selling Shareholders hereunder, approximately 545,000 shares of the Company's outstanding Common Stock are "restricted securities" which are currently eligible for sale in the public market, subject to compliance with Rule 144 under the Securities Act of 1933, as amended (the "Act"). Rule 144 generally provides that beneficial owners of shares who have held such shares for two years may sell within a three-month period a number of shares not exceeding the greater of 1% of the total outstanding shares or the average trading volume of the shares during the four calendar weeks preceding such sale. In addition to the restricted securities which are currently eligible for sale pursuant to Rule 144, PCS and ODS own a total of 130,000 shares of restricted Common Stock which the Company has agreed to register under the Act after July 30, 1997. Future sales of restricted shares of Common Stock under Rule 144 or otherwise could negatively impact the market price of the Common Stock.

         Absence of Dividends. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain profits to fund growth and expansion. The Company's bank loan agreement prohibits the payment of dividends without the bank's prior consent. See "Dividend Policy."
                                       -5-

                                 SURFACE DOCTOR

         On July 30, 1996, the Company purchased substantially all of the assets of Surface Doctor, an operating division of PCS. Surface Doctor provides kitchen and bath restoration services through approximately 100 domestic franchisees and 9 foreign franchisees. The acquired assets consist generally of all of PCS' rights as franchisor under all existing Surface Doctor franchise agreements, all trademarks and service marks used in the Surface Doctor business, accounts and notes receivable in the amount of $200,000 (net of estimated allowance for doubtful accounts), inventories and equipment.

         Surface Doctor franchisees operate mobile, on-location surface restoration and resurfacing businesses. Each franchisee has the non-exclusive right to use the name, service marks and business methods of Surface Doctor within a designated market area. The Company believes that the resurfacing and restoration techniques developed by Surface Doctor provide an attractive, low-cost alternative to the replacement of laminate, porcelain, fiberglass, tile, cultured marble, metal and other kitchen and bath surfaces. Franchisees market their services to the apartment industry, hotels, other commercial customers and homeowners. Surface Doctor franchisees generally pay an initial franchise fee, a royalty fee and marketing fees. Initial franchise fees are comprised of an initial fee of $10,800 plus equipment costing approximately $4,000 to $6,000.

         The Surface Doctor assets were purchased from PCS and its affiliated company, ODS, in exchange for 200,000 shares of the Company's restricted Common Stock, an Option to purchase 75,000 shares of the Company's Common Stock at an exercise price of $6.00 per share, and the assumption of approximately $82,000 in liabilities relating to the Surface Doctor business. Pursuant to the terms and conditions of certain Registration Rights Agreements entered into by the Company, PCS and ODS, the Company is obligated to file a registration under the Act with respect to the 70,000 shares of Common Stock offered by PCS and ODS hereunder. In addition, PCS and ODS have the right to demand that the Company file a registration statement under the Act on or after July 30, 1997 with respect to the remaining 130,000 shares of Common Stock issued to them in the transaction. Registration of the Common Stock is to be completed at the Company's expense.

         PCS and ODS are wholly-owned by Joseph R. Lunsford. Mr. Lunsford has served as a director of the Company since May, 1996. Mr. Lunsford did not participate in any actions taken by the Company's Board of Directors with respect to the Surface Doctor transaction. There were no other affiliations between the Company, PCS or ODS. The Company filed a Form 8-K with respect to the acquisition of Surface Doctor on August 9, 1996.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of Common Stock offered hereby.


                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock was quoted on the Electronic Bulletin Board from its initial public offering through April 20, 1993, and thereafter the Common Stock has been quoted on the Nasdaq National Market(R) under the symbol "SWSH". The following table sets forth the range of high and low closing bid prices, as reported by the National Association of Securities Dealers, Inc. The prices set forth below reflect interdealer quotations, without retail markups, markdowns or commissions, and do not necessarily represent actual transactions.

                                                            HIGH        LOW
         1996 Fiscal Year
             First quarter.............................    $ 4.88      $ 3.00
             Second quarter............................      5.00        3.13
             Third quarter.............................      7.00        4.00

         1995 Fiscal Year
             First quarter.............................    $ 3.63      $ 2.38
             Second quarter............................      2.88        2.50
             Third quarter.............................      3.88        2.75
             Fourth quarter (through October 1, 1995)..      4.12        2.63

         1994 Fiscal Year
             First quarter.............................    $ 7.25      $ 5.88
             Second quarter............................      5.63        4.00
             Third quarter.............................      3.88        2.88
             Fourth quarter............................      3.38        2.50

         On October 28, 1996, the closing bid price of the Common Stock was $5.00.

         Factors that may cause the market price of the Common Stock to fluctuate include quarterly fluctuations in results of operations, announcements of new services or products by the Company or its competitors, market conditions specific to the Company's industry, conditions in the securities markets generally and the sale of a substantial number of the Company's shares of Common Stock during a short period of time. In addition, the stock market in general has recently experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many small capitalization companies such as the Company. Factors such as those cited above, as well as other factors that may be unrelated to the operating performance of the Company, may adversely affect the price of the Common Stock.

                                 DIVIDEND POLICY

         The Company has never paid any cash dividends on its Common Stock. It is the current policy of the Company not to pay cash dividends on the Common Stock. Any payment of cash dividends in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, restrictions, if any, under debt obligations, as well as other factors that the Board of Directors deems relevant. The loan agreement between the Company and its bank prohibits the payment of dividends without the bank's prior written consent.


                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the Selling Shareholders. The Company has been advised that the Selling Shareholders have sole voting and investment power with respect to all of the shares owned by them.

                                                                                                   AMOUNT OF
                                               AMOUNT OF                                      BENEFICIAL OWNERSHIP
                                          BENEFICIAL OWNERSHIP       NUMBER OF SHARES    ADJUSTED FOR THE OFFERING(1)
                                      --------------------------     ----------------    ----------------------------
NAME                                  NO. OF SHARES   % OF CLASS      BEING OFFERED       NO. OF SHARES   % OF CLASS
----                                  -------------   ----------      -------------       -------------   ----------
Armand Investment Corporation(2)         480,000         25%              221,600            258,400          13%
Professional Carpet Systems, Inc.(3)(4)  254,302         13%               62,790            191,512          10%
Old Dixie Supply Company(3)               20,698          1%                7,210             13,488           1%

(1)  Assumes that all of the shares of Common Stock offered hereby are sold.
(2) Armand Investment Corporation acquired 480,000 shares of Common Stock from the Company's President, Patrick L. Swisher, in connection with an estate and tax planning program for Mr. Swisher.
(3) Professional Carpet Systems, Inc. and Old Dixie Supply Company are corporations owned by Joseph R. Lunsford, a director of the Company.
(4) Includes 75,000 shares of Common Stock issuable pursuant to a currently exercisable option.


                              PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that they intend to sell the Common Stock offered as principal for their own accounts. The Common Stock will be sold from time to time in the over-the-counter market, in privately negotiated sales or on other markets. The Registration Statement of which this Prospectus forms a part must be current at any time during which the Selling Shareholders sell shares of Common Stock. The Company has agreed that it shall maintain a current Registration Statement for 90 days following the date of this Prospectus to enable the Selling Shareholders to sell their shares of Common Stock. Any securities sold in brokerage transactions will likely involve customary broker's commissions which are payable by the Selling Shareholders. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $.01 par value per share, and 1,500,000 shares of Preferred Stock, $.10 par value per share.

         The Company offered and sold units ("Units"), each consisting of one share of Common Stock and one redeemable Common Stock purchase warrant ("Warrant"), in April 1993. The Units were traded from April 1993 through May 1993; since that time, the Common Stock and Warrants have been traded separately. Two Warrants entitle the holder to purchase one share of Common Stock at a price of $7.80, subject to reduction at the Company's discretion. Subject to a registration statement being in effect and current under the Securities Act of 1933, as amended, the Warrants are exercisable until April 20, 1997. The Company's registration statement covering the shares of Common Stock issuable on exercise of the Warrants is not current at the date hereof and, therefore, the Warrants are not currently exercisable. The Company has the right to redeem the Warrants if the closing bid price of the Common Stock exceeds the exercise price by at least 50% and the Company has a current registration statement in effect at the time of the redemption. At the date of this Prospectus, there are outstanding 760,000 Warrants to purchase 380,000 shares of Common Stock.

         The Company has also adopted a Share Purchase Rights Plan (the "Rights Plan") under which the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding on August 11, 1995 payable to shareholders of record on that date. As the right to exercise will not occur until the earlier of (i) ten days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company's Common Stock or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors) after a person commences, or announces its intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the Common Stock, the Board of Directors considered the adoption of the Rights Plan as an anti-takeover device.

         A more detailed description of the Company's capital stock and the Warrants is contained in the Company's Registration Statement on Form 8-A and its Registration Statement on Form S-1 (Reg. No. 33-58320), both effective April 21, 1993 and is incorporated by reference into this Prospectus. Descriptions of the Company's Series A Junior Participating Preferred Stock, the Rights Plan and the Rights Agreement setting forth a description of the terms of the Rights are contained in the Company's Registration Statement on Form 8-A, filed September 19, 1995 and are incorporated by reference into this Prospectus.


                                  LEGAL MATTERS

         The validity of the Common Stock offered will be passed upon for the Company by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.


                                     EXPERTS

         The financial statements for the fiscal years ended October 31, 1995, 1994 and 1993 incorporated in this Prospectus by reference to the Company's Annual Reports on Form 10-K for the years ended October 31, 1993 and 1994, have been so included in reliance on the report of Ehrhardt Keefe Steiner & Hottman, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Surface Doctor for the years ended December 31, 1995 and 1994 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K/A1 dated October 11, 1996 have been so included in reliance on the report of Blackwell, Poole & Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         With respect to the information contained in the Quarterly Reports on Form 10-Q, Ehrhardt Keefe Steiner & Hottman, P.C. has not audited or reviewed such information and accordingly, such firm does not express an opinion or any other form of assurance on that information.

===========================================================        ==========================================




      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN
  AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
  REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF
  GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS                               291,600 SHARES
  MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY
  THE COMPANY.  THIS PROSPECTUS DOES NOT CONSTITUTE AN
  OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF
  THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY
  PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN                          SWISHER INTERNATIONAL, INC.
  SUCH JURISDICTION.  NEITHER THE DELIVERY OF THIS
  PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER
  ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE
  INFORMATION HEREIN IS CORRECT AS OF ANY TIME
  SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN                                 COMMON STOCK
  NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.







                                                                                       PROSPECTUS

                     TABLE OF CONTENTS



                                                        PAGE


Available Information................................    2
Incorporation of Certain Documents
  by Reference.......................................    2
Prospectus Summary...................................    3
Risk Factors.........................................    4
Surface Doctor.......................................    6
Use of Proceeds......................................    7
Price Range of Common Stock..........................    7
Dividend Policy......................................    8                           _______________, 1996
Selling Shareholders.................................    8
Plan of Distribution.................................    8
Description of Capital Stock.........................    8
Legal Matters........................................    9
Experts..............................................    9



===========================================================        ==========================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           Other expenses in connection with this offering which will be paid by Swisher International, Inc. (hereinafter in this Part II, the "Company") are estimated to be substantially as follows:

                                                           AMOUNT PAYABLE
                                                               BY THE
ITEM                                                          COMPANY*
----                                                       --------------

S.E.C. Registration Fees................................    $     442.00
Legal Fees..............................................        6,000.00*
Accounting Fees and Expenses............................        2,000.00*
Miscellaneous Expenses..................................          558.00*

     Total..............................................    $   9,000.00*
                                                           ==============

*  Estimated for the purpose of this filing.


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The Company's Articles of Incorporation contain indemnification provisions relating to expenses, fines, settlements or judgments arising in connection with a legal proceeding to which an officer, director, employee or agent is subject, if the person's actions were in good faith, were believed to be in the Company's best interest and were not unlawful. The Articles of Incorporation, while not specifically addressing indemnification for liabilities under the Securities Act, provide that such indemnification provisions are to be construed to provide the maximum benefit allowable to indemnitees to which indemnification may be granted.

           Apart from rights afforded by the Company's Articles of Incorporation, Nevada law provides for mandatory indemnification in certain instances and permissive indemnification in other instances, provided the director acted in good faith and in a manner which he or she reasonable believed to be in, or not opposed to, the best interest of the corporation.

           Nevada law also has an extremely broad authorization of insurance and "other financial arrangements" on behalf of directors and officers, and other agents against any liability asserted against them and liability and expenses incurred by them in their capacities as directors, officers, employees or agents, whether or not the corporation has the authority to indemnify against such liability and expenses. Such "other financial arrangements" may include the creation of a trust fund, the establishment of a program of self insurance, securing the obligation by granting a lien on corporate assets or the establishment of a letter of credit, guaranty, or surety. No financial arrangement, however, may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law except for indemnification or advancement of expenses ordered by a court. Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of shareholders or directors. The statutory provisions cited above also grant the power to the Company to purchase and maintain insurance which protects its officers, directors, employees or agents against any liabilities incurred in connection with their services in such capacities, and such a policy may be obtained by the Company in the future.

ITEM 16.   EXHIBITS.

           The following is a complete list of Exhibits filed as part of this Registration Statement and which are incorporated herein.

EXHIBIT NO.

   +  2.1       Asset Purchase Agreement by and among the Company, Professional
                Carpet Systems, Inc. and Old Dixie Supply Company, dated
                July 30, 1996.

   *3.1.1 Articles of Incorporation, as amended, of the Company as filed on October 10, 1986 with the Secretary of State of the State of Nevada.

   *3.1.2 Certificate of Amendment of Articles of Incorporation of the Company as filed on January 19, 1993, with the Secretary of State of the State of Nevada.

   #3.1.3 Certificate of Designations of Series A Junior Participating Preferred Stock.

   *3.2.1       Amended and Restated By-Laws of the Company.

   *4.1.1       Form of specimen certificate for Common Stock of the Company.

   *4.1.2       Form of specimen certificate for Warrants of the Company.

  **4.1.3 Form of Warrant Agreement, dated April 12, 1993, between American Securities Transfer & Trust Co. and the Company.

  **  4.2       Form of specimen certificate for Underwriter's Warrant of the
                Company.

   #  4.3       Form of Rights Agreement and Form of Rights Certificate.

   o  5.        Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of the securities covered by this Registration
                Statement.

   *10.1.2 Amended Employment Agreement, effective January 1, 1993, between Patrick L. Swisher and the Company.

   *10.2.1 1992 Incentive Stock Option Plan, effective April 29, 1992, authorizing 58,334 shares of Common Stock for issuance pursuant to the Plan.

   *10.2.2 1992 Non-Qualified Stock Option Plan, effective April 29, 1992, authorizing 133,333 shares of Common Stock for issuance pursuant to the Plan.

 ***10.2.3      Amendment to 1992 Incentive Stock Option Plan, effective April
                12, 1994, authorizing 250,000 shares of Common Stock for issuance pursuant to the Plan.

 ***10.2.4      Amendment to 1992 Non-Qualified Stock Option Plan, effective
                April 12, 1994, authorizing 150,000 shares of Common Stock for issuance pursuant to the Plan.

     10.3 Franchise Agreements by and between the Company and its franchisees, effective dates set forth below:

      *         (i)  Form of Franchise Agreement by and between the Company and certain franchisees.

      *         (ii) Form of Franchise Agreement by and between the Company and certain franchisees.

      *         (iii)Form of Franchise Agreement by and between the Company and certain franchisees.

EXHIBIT NO.

      *         (iv) Franchise Agreement, dated August 20, 1990, by and between the Company and J/S Enterprises, Inc. for Louisville territory, subsequently transferred to Louisville Restroom Sanitation Services, Inc. on August 31, 1990.

      * (v) Franchise Agreement, dated October 31, 1990, by and between the Company and Rice & Rice Corporation for Richmond territory.

     ** (vi) Form of Franchise Agreement, dated October 31, 1990, by and between the Company and maid service franchisees.

   * 10.4 Lease, dated April 20, 1992, by and between B.S. Associates Partnership and the Company.

   * 10.5 Lease Agreement, dated August 6, 1992, by and between Economy Air, Inc. and the Company.

   * 10.6 Agreement, dated February 11, 1993, by and among Locke Burgess, Ross Burgess, Lynn Smith and Austin-San Antonio Hygiene Services, Inc, the Company and Swisher Hygiene Franchise Corp.

   * 10.7 Promissory Note and Guaranty, dated December 17, 1992, by and between Wachovia Bank of North Carolina, N.A. and the Company.

   * 10.8 Letter of Intent, dated February 11, 1993, by and between Consolidated Products, Inc. and the Company.

   * 10.9 Asset Purchase and Sale Agreement, dated March 12, 1993, by and between Consolidated Products, Inc. and Swisher Products, Inc.

   *10.10.1 Promissory Note, dated April 1, 1993, by and between Branch Banking and Trust Company and the Company.

   *10.10.2 Loan Agreement, dated April 1, 1993, by and between Branch Banking and Trust Company and the Company.

     14.        Not applicable.

     15.        Not applicable.

 *** 21.        List of Subsidiaries of the Company.

   o 23.1 The consent of Berliner Zisser Walter & Gallegos, P.C., to the use of its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the Prospectus filed as part of this Registration Statement will be included in Exhibit 5.

   o 23.2 Consent of Ehrhardt Keefe Steiner & Hottman P.C., independent certified public accountants for the Company.

   o 23.3 Consent of Blackwell, Poole & Company, independent certified public accountants.

------------------------
o        Filed herewith.

+ Previously filed and incorporated by reference from the Company's Form 8-K filed on October 9, 1996 (S.E.C. File No. 000-21282).

* Previously filed and incorporated by reference from the Company's Registration Statement on Form S-1 (S.E.C. File No. 33-58320), filed February 18, 1993, as subsequently amended and declared effective April 21, 1993.

** Previously filed and incorporated by reference from the Company's Form 10-K for the fiscal year ended October 31, 1993, filed on January 31, 1994 (S.E.C. File No. 000-21282).

*** Previously filed and incorporated by reference from the Company's Form 10-K for the fiscal year ended October 31, 1994, filed on January 30, 1995. (S.E.C. File No. 000-21282).

# Previously filed and incorporated by reference from the Company's Registration Statement on Form 8-A filed September 19, 1995.

ITEM 17.   UNDERTAKINGS.

           (a)  Rule 415.
           The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (iii) To include any material information with respect to
                the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (h)  Indemnification.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (i)  Rule 430A.

           The undersigned Registrant hereby undertakes that:

                (i) For determining any liability under the Securities Act of 1933, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                (ii) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of Prospectus as a new registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina, on October 30, 1996.

                                SWISHER INTERNATIONAL, INC.



                                By:  /s/ PATRICK L. SWISHER
                                   --------------------------
                                     Patrick L. Swisher, President and
                                             Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                      TITLE                                    DATE
           ---------                                      -----                                    ----
  /s/ PATRICK L. SWISHER                         President, Chief Executive and               October 30, 1996
-----------------------------------               Financial Officer and Director
      Patrick L. Swisher


  /s/ W. TOM REEDER                              Vice President, Secretary                    October 30, 1996
-------------------------------------              and Director
      W. Tom Reeder


  /s/ GEORGE K. MOORE                            Director                                     October 30, 1996
-----------------------------------
      George K. Moore


-----------------------------------              Director
      Joseph R. Lunsford


                                EXHIBIT INDEX


EXHIBIT NO.

   +  2.1       Asset Purchase Agreement by and among the Company, Professional
                Carpet Systems, Inc. and Old Dixie Supply Company, dated
                July 30, 1996.

   *3.1.1 Articles of Incorporation, as amended, of the Company as filed on October 10, 1986 with the Secretary of State of the State of Nevada.

   *3.1.2 Certificate of Amendment of Articles of Incorporation of the Company as filed on January 19, 1993, with the Secretary of State of the State of Nevada.

   #3.1.3 Certificate of Designations of Series A Junior Participating Preferred Stock.

   *3.2.1       Amended and Restated By-Laws of the Company.

   *4.1.1       Form of specimen certificate for Common Stock of the Company.

   *4.1.2       Form of specimen certificate for Warrants of the Company.

  **4.1.3 Form of Warrant Agreement, dated April 12, 1993, between American Securities Transfer & Trust Co. and the Company.

  **  4.2       Form of specimen certificate for Underwriter's Warrant of the
                Company.

   #  4.3       Form of Rights Agreement and Form of Rights Certificate.

   o  5.        Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of the securities covered by this Registration
                Statement.

   *10.1.2 Amended Employment Agreement, effective January 1, 1993, between Patrick L. Swisher and the Company.

   *10.2.1 1992 Incentive Stock Option Plan, effective April 29, 1992, authorizing 58,334 shares of Common Stock for issuance pursuant to the Plan.

   *10.2.2 1992 Non-Qualified Stock Option Plan, effective April 29, 1992, authorizing 133,333 shares of Common Stock for issuance pursuant to the Plan.

 ***10.2.3      Amendment to 1992 Incentive Stock Option Plan, effective April
                12, 1994, authorizing 250,000 shares of Common Stock for issuance pursuant to the Plan.

 ***10.2.4      Amendment to 1992 Non-Qualified Stock Option Plan, effective
                April 12, 1994, authorizing 150,000 shares of Common Stock for issuance pursuant to the Plan.

     10.3 Franchise Agreements by and between the Company and its franchisees, effective dates set forth below:

      *         (i)  Form of Franchise Agreement by and between the Company and certain franchisees.

      *         (ii) Form of Franchise Agreement by and between the Company and certain franchisees.

      *         (iii)Form of Franchise Agreement by and between the Company and certain franchisees.

EXHIBIT NO.

      *         (iv) Franchise Agreement, dated August 20, 1990, by and between the Company and J/S Enterprises, Inc. for Louisville territory, subsequently transferred to Louisville Restroom Sanitation Services, Inc. on August 31, 1990.

      * (v) Franchise Agreement, dated October 31, 1990, by and between the Company and Rice & Rice Corporation for Richmond territory.

     ** (vi) Form of Franchise Agreement, dated October 31, 1990, by and between the Company and maid service franchisees.

   * 10.4 Lease, dated April 20, 1992, by and between B.S. Associates Partnership and the Company.

   * 10.5 Lease Agreement, dated August 6, 1992, by and between Economy Air, Inc. and the Company.

   * 10.6 Agreement, dated February 11, 1993, by and among Locke Burgess, Ross Burgess, Lynn Smith and Austin-San Antonio Hygiene Services, Inc, the Company and Swisher Hygiene Franchise Corp.

   * 10.7 Promissory Note and Guaranty, dated December 17, 1992, by and between Wachovia Bank of North Carolina, N.A. and the Company.

   * 10.8 Letter of Intent, dated February 11, 1993, by and between Consolidated Products, Inc. and the Company.

   * 10.9 Asset Purchase and Sale Agreement, dated March 12, 1993, by and between Consolidated Products, Inc. and Swisher Products, Inc.

   *10.10.1 Promissory Note, dated April 1, 1993, by and between Branch Banking and Trust Company and the Company.

   *10.10.2 Loan Agreement, dated April 1, 1993, by and between Branch Banking and Trust Company and the Company.

     14.        Not applicable.

     15.        Not applicable.

 *** 21.        List of Subsidiaries of the Company.

   o 23.1 The consent of Berliner Zisser Walter & Gallegos, P.C., to the use of its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the Prospectus filed as part of this Registration Statement will be included in Exhibit 5.

   o 23.2 Consent of Ehrhardt Keefe Steiner & Hottman P.C., independent certified public accountants for the Company.

   o 23.3 Consent of Blackwell, Poole & Company, independent certified public accountants.

------------------------
o        Filed herewith.

+ Previously filed and incorporated by reference from the Company's Form 8-K filed on October 9, 1996 (S.E.C. File No. 000-21282).

* Previously filed and incorporated by reference from the Company's Registration Statement on Form S-1 (S.E.C. File No. 33-58320), filed February 18, 1993, as subsequently amended and declared effective April 21, 1993.

** Previously filed and incorporated by reference from the Company's Form 10-K for the fiscal year ended October 31, 1993, filed on January 31, 1994 (S.E.C. File No. 000-21282).

*** Previously filed and incorporated by reference from the Company's Form 10-K for the fiscal year ended October 31, 1994, filed on January 30, 1995. (S.E.C. File No. 000-21282).

# Previously filed and incorporated by reference from the Company's Registration Statement on Form 8-A filed September 19, 1995.